Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information
Contact: William G. Cornely or
Terry E. George at (614) 356-5000

Dominion Homes Reports Third Quarter 2006 Sales and Deliveries

DUBLIN, Ohio - October 10, 2006 - Dominion Homes, Inc. (NASDAQ: DHOM) reports home sales, deliveries and backlog for the three months ended September 30, 2006.

During the third quarter of 2006 the Company sold 209 homes, with a sales value of $39.4 million, compared to third quarter 2005 sales of 433 homes, with a sales value of $81.8 million. The Company delivered 338 homes during the three months ended September 30, 2006 compared to 549 homes delivered during the same period a year ago. The Company’s backlog at September 30, 2006 was 419 sales contracts, with a sales value of $84.6 million, compared to 771 sales contracts, with a sales value of $154.6 million, at September 30, 2005.

The Company believes that the decline in home sales, deliveries and backlog largely reflects the difficult home sales conditions in the Company’s markets.

The Company expects to announce its financial results for the third quarter of 2006 after the close of business on November 7, 2006. The Company will not host a third quarter analyst conference call.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. Additional information about the Company is located on its website, www.dominionhomes.com.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in national or local economic conditions, changes in federal lending programs, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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